Exhibit 10.10
DTS Licensing Limited
Universal House
Co. Clare
Ireland
June 22, 2007
Spatializer Audio Laboratories, Inc.
Desper Products, Inc.
Attention: Henry Mandell
Dear Henry:
     Reference is made to that certain Asset Purchase Agreement, dated as of September 18, 2006 (the “Purchase Agreement”), by and among Spatializer Audio Laboratories, Inc., a Delaware corporation, Desper Products, Inc., a California corporation and wholly-owned subsidiary of Seller, DTS, Inc., a Delaware corporation (“Purchaser”), and DTS (BVI) Limited, a corporation organized under the laws of the British Virgin Islands and a subsidiary of Purchaser (“Purchaser Subsidiary”) and to the fact that, pursuant to Section 10.12 of the Purchase Agreement, Purchaser and Purchaser Subsidiary have assigned all of their rights, interests and obligations under the Purchase Agreement to DTS Licensing Limited, a company organized under the laws of Ireland and a wholly owned subsidiary of Purchaser Subsidiary (“DLL”).
     Further to our recent conversation this letter will confirm that DLL would, subject to satisfaction of the conditions to closing in the Purchase Agreement, like to target July 2, 2007 as the closing date for the transactions contemplated by the Purchase Agreement. To this end, pursuant to Section 10.10 of the Purchase Agreement, DLL hereby agrees that the references to “June 30, 2007” in Sections 7.1(c) and 7.1(d) shall be extended to July 2, 2007.
Regards,

Jon Kirchner, Director
Acknowledged and Agreed
on behalf of Spatializer Audio
Laboratories, Inc. and Desper
Products, Inc.
Henry Mandell

Henry Mandell, President